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                                                                 Exhibit 99-1



THE PROFIT SHARING PLAN OF
XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES,
A.F.L. - C.I.O. - C.L.C.


Financial Statements and Schedule


December 31, 2001 and 2000

(With Independent Auditors' Report Thereon)




THE PROFIT SHARING PLAN OF
XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES,
A.F.L. - C.I.O. - C.L.C.


Statements of Net Assets Available for Plan Benefits


December 31, 2001 and 2000

(In thousands)

                                                      2001            2000
                                                                   (Restated)

Assets:
 Investment interest in Master Trust
  at fair value (Notes 2 and 5)               $     231,862         235,385
 Participant loans receivable                        14,299          14,697


      Net assets available for benefits       $     246,161         250,082


The accompanying notes are an integral part of these financial statements.


XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES,
A.F.L. - C.I.O. - C.L.C.

Statement of Changes in Net Assets Available for Plan Benefits



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Year ended December 31, 2001

(In thousands)

                                                                     2001

Additions:
 Additions to net assets attributed to:
  Contributions:
   Participant                                              $       10,503
   Rollovers (outside)                                                 954
   Rollovers (from other Company plans)                             13,105
   Company match                                                     1,802


      Total contributions                                           26,364


  Net appreciation in fair value of investment interest
   in Master Trust, net of administrative expenses                   7,139


  Interest income on participant loans                               1,237



      Total additions                                               34,740


Deductions:
 Deductions from net assets attributed to:
  Benefits paid to participants                                    (38,661)


      Total deductions                                             (38,661)


Net decrease                                                        (3,921)


Net assets available for benefits:


Net assets available for plan benefits:
  Beginning of year, restated (Note 2)                             250,082

  End of year                                             $        246,161


The accompanying notes are an integral part of these financial statements.


THE PROFIT SHARING PLAN OF
XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES,
A.F.L. - C.I.O. - C.L.C.


Notes to Financial Statements


December 31, 2001 and 2000

(1)  Description of the Plan
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The following description of The Profit Sharing Plan of Xerox Corporation and
The Xerographic Division, Union of Needletrades, Industrial and Textile Employees, A.F.L. - C.I.O. - C.L.C. (the "Plan") provides only general information. Participants should refer to the summary plan description or plan document for a more complete description of the Plan's provisions.

  General


The Plan is a defined contribution plan covering substantially all domestic full and part-time Union of Needletrades, Industrial and Textile Employees, A.F.L. - C.I.O. - C.L.C. ("UNITE") employees of Xerox Corporation (the "Company"). Employees are eligible to participate in the Plan immediately upon hire.

  Contributions


Subject to limits imposed by the Internal Revenue Code (the "Code"), eligible employees may contribute up to 18% of pay (as defined in the Plan) through a combination of before-tax and after-tax payroll deductions.

Xerox Corporation matches 35% of employee savings contributions, up to a maximum match equaling 4% of annual pay. These contributions are made annually to eligible participants of record on the last day of February following the Plan year end.

The profit sharing contribution has three components. They are as follows: (i) 50% of the contribution will come in the form of cash which can be deferred into the savings plan, (ii) 25% of the contribution is automatically deferred to the Xerox Stock Fund and (iii) 25% of the contribution is provided in the form of stock options, which are not a component of the Plan.

The maximum profit sharing payout will be 15% of the employee's eligible pay. In any given year, the contribution bears a one-to-one relationship to earnings per share ("EPS") growth up to 15%. However, if EPS growth is below 5%, there is no contribution.

For the calendar years ended December 31, 2001 and 2000, the sponsor's EPS growth was below 5%. Therefore, there was no profit sharing contribution for 2001 and 2000.


  Vesting


Participants are vested immediately in their contributions and actual earnings thereon. A participant is immediately vested in profit sharing contributions at a rate of participation, as defined in the Plan, which reaches 100% after three years of vesting service. Participants must have a minimum of six months service to be eligible for the match, which is then immediately vested.


  Payment of Benefits


Upon termination of service, a participant may elect to defer receipt of benefits, receive either a lump-sum amount equal to the value of his or her account, or may purchase an annuity payable from a life insurance company. There were no benefits payable at December 31, 2001 and 2000.


  Participant Loans

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Participants are permitted to borrow from their accounts subject to limitations set forth in the plan document. The loans are payable over terms up to 14.5 years and bear interest at the quarterly Citibank commercial prime rate in effect at the time of loan issuance plus 1%. Principal and interest payments on the loans are redeposited into the participants' accounts based on their current investment allocation elections.

  Administration


The Company is responsible for the general administration of the Plan and for carrying out the Plan provisions, although the Joint Administrative Board ("JAB"), comprised of both Union of Needletrades, Industrial and Textile Employees, A.F.L. - C.I.O. - C.L.C. ("UNITE") and Company representatives, functions as Plan Administrator for the Plan. The trustee of the Plan is State Street Bank and Trust Company. Hewitt Associates is the recordkeeper of the Plan.


  Plan Termination


The Plan was established with the expectation that it will continue indefinitely. In the event of a full or partial termination of the Plan, each participant becomes fully vested and the rights of all affected participants in the value of their accounts would be nonforfeitable.

(2)  Prior Year Restatement

The statement of net assets available for plan benefits as of December 31, 2000 has been restated to reflect a correction in the allocation of Master Trust investments between the Plan and Xerox Corporation Savings Plan (formerly Xerox Corporation Profit Sharing and Savings Plan) as of December 31, 2000 as follows:


Investment interest in Master Trust, as previously reported       $214,941

Restatement adjustment - correction in allocation
 of the investment interest in Master Trust                         20,444

Investment interest in Master Trust, restated                     $235,385


(3)  Summary of Significant Accounting Policies

  Basis of Accounting


The Plan's financial statements are prepared under the accrual basis of accounting.

  Benefit Payments


Benefit payments are recorded when paid.

  Contributions


Contributions are recorded when withheld from participants' pay.

  Use of Estimates


The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

  Basis of Presentation



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The assets of the Plan are held in the Xerox Corporation Trust Agreement to Fund
Retirement Plans (the "Master Trust"). The value of the Plan's interest in the Master Trust is based on the beginning of year value of the Plan's interest in the Master Trust, plus actual contributions and investment income based on participant account balances, less actual distribution and allocated administrative expenses. For financial reporting purposes, income on plan assets and any realized or unrealized gains or losses on such assets in the Master
Trust are allocated to the Plan based on participant account balances.

  Valuation of Investments


Plan assets in the Master Trust are reported at fair market value using quoted prices in an active market, if available. Non-readily marketable investments are carried at estimated fair value. Participant loans are valued at cost which approximates fair value.


  Administrative Expenses


Certain administrative expenses are paid by the Company.


  Risks and Uncertainties


Investments are exposed to various risks, such as interest rate and market. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that the changes in risks in the near term would materially affect the amount reported in the statements of assets available for benefits and the statement of changes in net assets available for benefits.

  Net Appreciation in Fair Value of Investment Interest in Master Trust

The statement of changes in net assets available for benefits includes the net appreciation in fair value of investment interest in Master Trust. Such appreciation consists of the Plan's share of the interest, dividends, realized gains or losses, and unrealized appreciation or depreciation on those investments.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Derivative investments are marked to market on a daily basis which is reported as margin variation on futures contracts in the statement of changes in net assets of the Master Trust.

(4)  Federal Income Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated October 25, 1999, covering Plan amendments through December 30, 1997, that the Plan and related Master Trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan has been amended since receiving the determination letter. However, the Plan administrator and Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

 (5)  Master Trust

As discussed in Note 3, the Plan participates in the Master Trust. The following Xerox employee benefit plans represent the following percentages in the Master Trust as of December 31:


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                                                       2001            2000

Xerox Corporation Savings Plan                         41.3%           37.1%

The Profit Sharing Plan of Xerox Corporation
 and The Xerographic Division, Union of
 Needletrades, Industrial and Textile
 Employees, A.F.L. - C.I.O. - C.L.C.                    3.0%            2.7%

Xerox Corporation Retirement Income
 Guarantee Plan                                        51.2%           54.7%

Retirement Income Guarantee Plan of Xerox
 Corporation and The Xerographic Division,
 Union of Needletrades, Industrial and
 Textile Employees, A.F.L. - C.I.O. - C.L.C.            4.5%            5.5%

The following financial information is presented for the Master Trust.

Statement of Net Assets of the Master Trust is as follows (in thousands):


                                                          December 31,
                                                      2001            2000

Assets:
 Cash                                         $          --           9,632


 Investments at fair value:
  At quoted market value -
   Short-term investments                           507,104         496,313
   Fixed income investments                       1,558,989       3,132,867
   Xerox common stock                               334,459         133,329
   Equity securities                              5,252,596       5,012,687
  At estimated fair value -
   Interest in real estate
    trusts                                            2,025           2,336
   Other investments                                275,272         467,956


 Receivables:
  Accrued interest and dividends                     25,516          40,013
  Receivable for securities sold                    962,158       1,038,910
  Other receivables                                      60             168
      Total assets                                8,918,179      10,334,211


Liabilities:
 Payable for securities purchased                 1,123,575       1,547,926
 Other                                                8,516           6,812
      Total liabilities                           1,132,091       1,554,738

             Net assets available for benefits  $ 7,786,088       8,779,473

Statement of changes in net assets of the Master Trust for the year ended
 December 31, 2001 is as follows (in thousands):

Additions to net assets attributable to:

 Transfers into Master Trust                               $       992,772

Investments earnings:
 Interest and dividends                                            200,572
 Net depreciation of investments                                  (587,297)
 Margin variation on futures contracts                              (5,088)
 Other                                                               9,753

      Total investment earnings                                   (382,060)

      Total additions                                              610,712


Deductions from net assets attributable to:
 Transfers out of Master Trust                                  (1,561,410)
 Administrative expenses                                           (42,687)


      Total deductions                                          (1,604,097)


Net decrease                                                      (993,385)


Net assets available for benefits:
 Beginning of year                                               8,779,473


 End of year                                               $     7,786,088


The Joint Administrative Board approves the overall investment strategy for the Master Trust investments, including the broad guidelines under which they are managed. The Joint Administrative Board consists of nine members, including four representatives of Xerox Corporation and five representatives of UNITE. The Xerox Corporate Treasurer chairs the Fiduciary Investment Review Committee, which is composed of corporate officers who oversee the management of the funds on a regular basis. As of October 26, 2001,

Xerox retained General Motors Asset Management and its affiliates to provide investment services to the Plan, including investment management, asset allocation, research, and the selection, evaluation, and monitoring of investment managers.

During 2001, the Master Trust's investments (including investments bought, sold, as well as held during the year) appreciated (depreciated) in value by ($587,297) (in thousands) as follows:


                                                                   December 31,
                                                                      2001

Investments at quoted market value:
 Short-term and fixed income investments                      $      58,934
 Xerox common stock                                                 182,131
 Other equity investments                                          (760,270)

Investments at estimated fair value:
 Interest in real estate trusts                                        (311)
 Interest in other investments                                      (67,781)

                                                                 $ (587,297)


(6)  Subsequent Event

In April 2002, pursuant to an order by the Securities and Exchange Commission, the Plan notified participants that the Xerox Stock Fund was restricted from additional contributions or transfers to the fund until certain filing requirements were met by the plan sponsor. During the period of restriction, participants' contributions to this fund were diverted to the "Balanced Fund - More Stocks" which contributions, at the direction of participants, could be transferred to other funds (other than the Xerox Stock Fund). These restrictions did not apply to transfers out of the fund or changes in investment elections by the participants and the restrictions were removed once the sponsor satisfied the filing requirements in early July 2002. At that time, the prior elections for salary deductions and loan repayments directed to the Xerox Stock Fund were reinstated, unless participants had altered their investment elections during the time that such restrictions were in effect, and elective transfers into the Xerox Stock Fund once again became available.


THE PROFIT SHARING PLAN OF
XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES,
A.F.L. - C.I.O. - C.L.C.

Schedule of Assets (Held at End of Year)


December 31, 2001                                                    Schedule I


                           Description of investment
                           including maturity
 Identity of issuer,       date, rate of
    borrower,              interest, collateral,                     Current
 lessor,or similar party   par or maturity value            Cost      value


 Investment in Master      Xerox Corporation Trust
  Trust                    Agreement to Fund
                           Retirement Plans               $   **   231,862,259

*Participant loans receivable Loans to Plan participants,
                            maturity dates through
                            May 31, 2012, interest rates
                            from 7.0% to 11.5% per annum      --    14,298,707

 *Party-in-interest.
**Cost information is not required for participant-directed investments.

Report of Independent Accountants


To the Participants and Administrator of The Profit Sharing Plan of Xerox Corporation and
The Xerographic Division, Union of Needletrades,
Industrial and Textile Employees, A.F.L. - C.I.O. - C.L.C.:


In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of The Profit Sharing Plan of Xerox Corporation and The Xerographic Division, Union of Needletrades, Industrial and Textile Employees, A.F.L. - C.I.O. - C.L.C. (the "Plan") at December 31, 2001 and 2000, and the changes in net assets available for benefits for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

As discussed in Note 2 to the financial statements, the Plan has restated the accompanying statement of net assets available for benefits as of December 31, 2000, previously audited by other independent accountants, to correct a misallocation of Master Trust investments between the Xerox Corporation Savings Plan (formerly Xerox Corporation Profit Sharing and Savings Plan) and The Profit Sharing Plan of Xerox Corporation and The Xerographic Division, Union of Needletrades, Industrial and Textile Employees, A.F.L. - C.I.O. - C.L.C.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Florham Park, New Jersey
July 3, 2002